Exhibit 10.2

                                WL ROSS & CO. LLC
                       CONTRARIAN CAPITAL MANAGEMENT, INC.
                      SATELLITE SENIOR INCOME FUND, L.L.C.
                         CP CAPITAL INVESTMENTS, L.L.C.

                                FEBRUARY 28, 2005



New Textile Holding Co.
New Textile Co.
c/o WL Ross & Co. LLC
101 East 52nd Street
New York, New York 10022

                              Re: Commitment Letter

Gentlemen:

           In connection with the acquisition of certain assets of WestPoint Stevens, Inc. ("WPS") and its affiliated debtors and debtors in possession (collectively, the "Debtors") in the chapter 11 cases (the "Chapter 11 Cases") pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") pursuant to the asset purchase agreement dated the date hereof and relating thereto (the "APA"), this Commitment Letter confirms our agreement with respect to (i) the distribution to the Trustee (as defined in the APA), for further distribution to the holders (the "First-Lien Holders") of outstanding indebtedness under the Second Amended and Restated Credit Agreement among WPS, certain of its subsidiaries, the several banks from time to time parties thereto and NationsBank, N.A., as Administrative Agent (the "First-Lien Debt"), of 50%(1) of the Units (as defined below) (the "First-Lien Holder Units") of New Textile Holding Co. ("Parent") and New Textile Co. ("Purchaser"), entities formed by Contrarian Capital Management, Inc. ("Contrarian"), Satellite Senior Income Fund, L.L.C. ("Satellite"), CP Capital Investments, L.L.C. ("CP") (collectively, the "Non-WLR Investors") and WL Ross & Co. LLC or an entity controlled by it ("WLR" and collectively with the Non-WLR Investors, the "Investors) for the purpose of purchasing certain of the Debtors' assets (the "Designated Assets"), (ii) an offering (the "Offering"), pursuant to subscription rights ("Subscription Rights") to be distributed to the Trustee, for further distribution to the First-Lien Holders, of an additional 50% of

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(1)    Unless otherwise indicated, the equity percentages set forth in this
       Commitment Letter and the Term Sheet are calculated after giving effect to the issuance of the First-Lien Holder Units and the Offered Units but prior to the issuance of the WLR Warrant or any Units issuable upon exercise of the WLR Warrant. The First-Lien Holder Units and the Offered Units will be subject to dilution to the extent a First-Lien Holder does not elect to make an additional investment in connection with an additional Investor investment used to fund an increase in the cash portion of Purchaser's bid for the Designated Assets.

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the Units (the "Offered Units"), and (iii) the issuance of a warrant to WLR (the
"WLR Warrant") to purchase 10%(2) of the fully diluted Units.

           Pursuant to the First Lien Direction (as defined in the APA), the First-Lien Holder Units and the Subscription Rights will be distributed to the Trustee in exchange for the assignment by the Trustee to Purchaser of the right to acquire the Designated Assets (subject to certain liabilities), which right the Trustee will receive in exchange for the Credit Bid (as defined in the APA). The Trustee will distribute the First-Lien Holder Units and the Subscription Rights to the First-Lien Holders on a pro rata basis. Alternately, in the event the Trustee refuses to comply with the First Lien Direction and Section 8.6(b) of the APA applies, Parent and Purchaser will deliver the First-Lien Holder Units and the Subscription Rights to the Sellers under the APA in connection with the consummation of the transactions contemplated by the APA for subsequent distribution by such Sellers to the First-Lien Holders pursuant to such Sellers' plan(s) of liquidation.

           Each "Unit" will consist of one share of voting common stock of Parent ("Parent Common Stock") and one share of non-voting preferred stock of Purchaser ("Purchaser Preferred Stock"). Parent will own all the issued and outstanding common stock of Purchaser. The Purchaser Preferred Stock will bear an aggregate liquidation preference of not less than $30 million and a nominal dividend, will not be redeemable for five years after issuance, will be transferable only with the Parent Common Stock and will be convertible into Purchaser common stock in the event Purchaser consummates an initial public offering.

           The WLR Warrant will be issued to WLR on the Closing Date (as defined in the APA). The exercise price of the WLR Warrant will be equal to Rothschild's WPS midpoint total enterprise value ($642.5 million) adjusted for the cash raised in the Offering, net of the Closing DIP Amount (as defined in the APA) and the following Assumed Liabilities (as defined in the APA): KERP, accrued and unpaid professional fees through the Closing Date, cure amounts with respect to executory contracts, reclamation claims and pre-petition property tax claims. The exercise price will be subject to standard anti-dilution protection. The WLR Warrant will have a term of 364 days.

           The Units sold to the Investors and the other First-Lien Holders in the Offering will be sold for an aggregate consideration of $207.5 million in cash. The Units sold to the Investors and the other First-Lien Holders in the Offering will be offered and sold at the same price per unit, which will be equal to $207.5 million divided by the total number of Offered Units. No consideration will be payable for the First-Lien Holder Units. In the event that the Bankruptcy Court determines that the aggregate value of (i) the portion of the Adequate Protection Escrow (as defined in the APA) determined to be payable to the First-Lien Holders, (ii) 100% of the First-Lien Holder Units (prior to


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(2)    Calculated on a fully diluted basis on the Closing Date after giving effect to the issuance of the First-Lien Holder Units, the Offered Units and the WLR Warrant.

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the exercise of the Subscription Rights), and (iii) 100% of the Subscription
Rights exceed the allowed amount of the claims of the First-Lien Holders, then such excess, in the form of stock, warrants, Subscription Rights, or other rights, will be distributed to the Second Lien Lenders (as defined in the APA). For the avoidance of doubt, (a) the portion of the Adequate Protection Escrow payable or determined to be payable to the Second Lien Lenders and the amount of any credit bid by the First-Lien Holders shall not be considered in determining whether any such excess exists and (b) the value of the First-Lien Holder Units and the Subscription Rights are net of all obligations of WPS and its debtor subsidiaries assumed by Purchaser.

           The proceeds of the Offering (the "Investment") will be used by Parent and Purchaser to fund the acquisition of the Designated Assets pursuant to the APA, to pay liabilities assumed and certain fees and expenses incurred in connection therewith and, to the extent proceeds remain, to provide Purchaser with working capital.

           If Parent and Purchaser decide to increase the cash portion of their bid for the Designated Assets and additional Purchaser or Parent equity is required to fund all or a portion of the increase, one or more of the Investors may make an additional investment in Units in order to fund that increase. Any such additional investment will be made at the Per Unit Price (as defined in the Term Sheet attached hereto as Exhibit A), and, if Parent and Purchaser are the successful bidders at the auction described in the APA and the exhibits thereto, Parent and Purchaser will conduct a second rights offering to permit each shareholder of Parent and Purchaser to purchase additional Units at the Per Unit Price as necessary to permit each shareholder of Parent and Purchaser to maintain its fully diluted percentage interest in Parent and Purchaser as of immediately following the Offering.

           Each of the Non-WLR Investors hereby agrees to fully subscribe in its capacity as a First-Lien Holder in the Offering and to consummate the Equity Backstop Commitment on the terms and subject to the conditions set forth in the Term Sheet. As required pursuant to the APA, the Non-WLR Investors also hereby agree to provide the First Lien Direction to the Trustee.

           WLR hereby agrees to consummate the Equity Backstop Commitment (as defined in the Term Sheet) on the terms and subject to the conditions set forth in the Term Sheet.

           Parent and Purchaser hereby agree to issue the First-Lien Holder Units and the WLR Warrant and to conduct the Offering, all on the terms and subject to the conditions set forth in the Term Sheet. Parent and Purchaser will endeavor to offer and sell the Units and issue the WLR Warrant pursuant to the exemption provided by Section 1145(a) of the Bankruptcy Code. To the extent such exemption is not available, Parent and Purchaser will offer and sell the Units and issue the WLR Warrant in a private placement in compliance with Section 4(2) of the Securities Act of 1933 (the "Securities Act").


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           Each of Parent and Purchaser agrees to reimburse the Investors for all actual and reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Investors on or after November 1, 2004 in connection with the negotiation, preparation, execution and delivery of this Commitment Letter and the Term Sheet and any and all documentation or other acts relating to the Investment, the APA or the Chapter 11 Cases including, but not limited to (i) the actual and reasonable fees and expenses of counsel, accountants and/or consultants to the Investors and the reasonable fees and expenses incurred by the Investors in connection with any due diligence (including reasonable fees and expenses payable to consultants), (ii) any fees and expenses incurred in connection with obtaining any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act or any other state or federal law, and (iii) any fees and expenses incurred in connection with litigation, contested matters, adversary proceedings or negotiations necessitated by such litigation, contested matter or adversary proceedings, relating to this Commitment Letter, the Term Sheet, the APA or the Chapter 11 Cases. The obligations of Parent and Purchaser under this paragraph will remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated or any definitive legal documentation is executed and notwithstanding any termination of this Commitment Letter.

           By its acceptance hereof, each of Parent and Purchaser agrees to indemnify and hold harmless the Investors and their respective affiliates, directors, officers, partners, members, employees, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter or the Term Sheet, or in any way arise from any use or intended use of this Commitment Letter, the Term Sheet or the proceeds of the Investment, and each of Parent and Purchaser agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities to the extent they are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter or the Term Sheet, subject to the foregoing, the Investors will not be responsible or liable to Parent and Purchaser for any special, indirect, consequential, incidental or punitive damages.


           This Commitment Letter, including the attached Term Sheet, (i) will be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof, (ii) will not be assignable by Parent or Purchaser without the prior written consent of (x) WLR and (y) a majority in number of the Non-WLR Investors (and any purported assignment without such consent will be null and void), (iii) except as specifically provided below, is intended to be solely for


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the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, and (iv) may not be amended or waived except by an instrument in writing signed by (x) Parent or Purchaser and (y) WLR and a majority in number of the Non-WLR Investors.


           If the Second Lien Lenders do not challenge, oppose or attempt to prevent Parent and Purchaser's proposed purchase of the Designated Assets pursuant to the APA and if such purchase is consummated pursuant to the APA, the Non-WLR Investors, on behalf of the First-Lien Holders, will release their claim to receive $10 million of the Adequate Protection Escrow for the benefit of the Second Lien Lenders.


           The Non-WLR Investors hereby represent that they own or control a majority of the First-Lien Debt.


           WPS is an intended third-party beneficiary of the parties' covenants in the fifth, sixth, eighth, ninth, tenth, fourteenth and fifteenth paragraphs of this Commitment Letter (the "WPS Covenants"). This Commitment Letter may be amended only with the prior written consent of WLR and Non-WLR Investors holding a majority in number and, to the extent WPS would be adversely affected thereby, WPS in respect of any amendment to the WPS Covenants not contemplated by an amendment to the APA.







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
           This Commitment Letter may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

                               Very truly yours,

                               WL ROSS & CO. LLC
                               (on behalf of certain funds and managed accounts)

                               By: /s/ Wilbur L. Ross, Jr.
                                   ---------------------------------------------
                               Name: Wilbur L. Ross, Jr.
                               Title: Chairman


                               CONTRARIAN CAPITAL MANAGEMENT, L.L.C.
                               (on behalf of certain funds and managed accounts)

                               By: /s/ Jon R. Bauer
                                   ---------------------------------------------
                               Name: Jon R. Bauer
                               Title: Managing Member


                               SATELLITE SENIOR INCOME FUND, L.L.C.
                               (on behalf of certain funds and managed accounts)

                               By: /s/ Gene Y. Ko
                                   ---------------------------------------------
                               Name: Gene Y. Ko
                               Title: Portfolio Manager


                               CP CAPITAL INVESTMENTS, L.L.C.
                               (on behalf of certain funds and managed accounts)

                               By: /s/ Traci Lerner
                                   ---------------------------------------------
                               Name: Traci Lerner
                               Title: Member



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
Agreed and accepted as of the date set forth above:

NEW TEXTILE HOLDING CO.

By: /s/ Wilbur L. Ross, Jr.
    --------------------------------------
Name: Wilbur L. Ross, Jr.
Title: Chairman


NEW TEXTILE CO.

By: /s/ Wilbur L. Ross, Jr.
    --------------------------------------
Name: Wilbur L. Ross, Jr.
Title: Chairman

















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
                                                                     EXHIBIT A
                                   TERM SHEET

           This Term Sheet is part of the accompanying Commitment Letter addressed to Parent and Purchaser by WLR and the Non-WLR Investors and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein have the meanings set forth in the Commitment Letter unless otherwise defined herein.


ISSUERS:                         Parent and Purchaser

SECURITIES:                      Units, each of which will consist of one share
                                 of Parent Common Stock and one share of
                                 Purchaser Preferred Stock, and the WLR Warrant to purchase 10% of the Units.(3) The shares comprising a Unit may not be transferred separately.

PER UNIT PRICE:                  The Per Unit Price will equal $207.5 million
                                 divided by the total number of Offered Units.
                                 The Per Unit Price will be the same for all investors.

WLR WARRANT TERMS:               The WLR Warrant will be issued on the Closing
                                 Date. The exercise price of the WLR Warrant will be equal to Rothschild's WPS midpoint total enterprise value ($642.5 million) adjusted for the cash raised in the Offering, net of the Closing DIP Amount and the following
                                 Assumed Liabilities: KERP, accrued and unpaid professional fees through the Closing Date, cure amounts with respect to executory contracts, reclamation claims and pre-petition property tax claims. The exercise price will be subject to standard anti-dilution protection.
                                 The WLR Warrant will have a term of 364 days.


RIGHTS OFFERING:                 General: The offer of 50% of the Units to the
                                 First-Lien Holders for an aggregate investment of $207.5 million. In the event that the Bankruptcy Court determines that the aggregate value of (i) the portion of the Adequate
                                 Protection Escrow determined to be payable to the First-Lien Holders, (ii) 100% of the
                                 First-Lien Holder Units (prior to the exercise of the Subscription Rights), and (iii) 100% of the Subscription Rights exceed the allowed amount of the claims of the First-Lien Holders, then such excess, in the form of stock, warrants, Subscription Rights, or other rights, will be distributed to the Second Lien Lenders.
                                 For the avoidance of doubt, (a) the portion of


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(3)    Calculated on a fully diluted basis on the Closing Date after giving effect to the issuance of the First-Lien Holder Units, the Offered Units and the WLR Warrant.

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
                                 the Adequate Protection Escrow payable or determined to be payable to the Second Lien Lenders and the amount of any credit bid by the First-Lien Holders shall not be considered in determining whether any such excess exists and
                                 (b) the value of the First-Lien Holder Units and the Subscription Rights are net of all obligations of WPS and its debtor subsidiaries assumed by Purchaser.

                                 Required Investor Subscription: Each of the
                                 Non-WLR Investors will fully subscribe in their capacities as First-Lien Holders in the Offering.

                                 Equity Backstop Commitment: On or before the
                                 Closing Date, the Investors will purchase all unsubscribed Offered Units.

                                 Record Date: A date to be specified by Parent.

                                 Participation in the Offering: The Offering will be made only to the First-Lien Holders and, if applicable, Second Lien Lenders (collectively, "Holders") who are Qualified Investors on the Record Date. A "Qualified Investor" is a "qualified institutional buyer" or "accredited investor" within the meaning of applicable securities law. Parent and Purchaser will make the Offering by mailing to Holders as soon as practicable after the Record Date subscription documentation by which each Holder may exercise its Subscription Right to purchase Units. The Subscription Rights will expire on the date that is 20 days after the mailing of the subscription documentation to the applicable Holders (the "Subscription Expiration Date"). The Subscription Rights will be exercisable by each qualified Holder, and must be exercised by the Investors who are also First-Lien Holders, (i) for up to the Holder's pro rata amount (based upon its holdings of First-Lien Debt or the indebtedness under the Second Lien Lender Agreement (the "Second-Lien Debt"), as applicable, on the Record Date) of the Offered Units and (ii) by (x) execution and delivery to a subscription agent to be retained by Purchaser (the "Subscription Agent") of a subscription agreement (the "Subscription Agreement") on or before the Subscription Expiration Date, and (y) payment in full in cash of the aggregate Per Unit Price for the number of Offered Units proposed to be purchased by such Holder. The Subscription Rights will not be transferable by the Holders, except (i) in connection with the transfer of the underlying First-Lien Debt or Second-Lien Debt, as applicable, and (ii) to (x) affiliates


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
                                 of any Holder provided such affiliate(s) are Qualified Investors on the date of transfer, or
                                 (y) other qualified Holders who are, as of the date of transfer, Qualified Investors who held First-Lien Debt or Second-Lien Debt, as applicable, on the Record Date.

ESCROW OF FUNDS:                 All funds tendered in connection with the
                                 Offering and the Equity Backstop Commitment will be deposited by the Subscription Agent in a trust account, escrow account or similar segregated account or accounts, which account or accounts will be (i) separate and apart from Parent's and Purchaser's general operating funds and any other funds and (ii) maintained for the administration of the Offering and the Equity Backstop Commitment until the Closing
                                 Date. In the event a termination of this Term
                                 Sheet and the Commitment Letter occurs before the Closing Date, the Subscription Agent will promptly return the escrowed amounts with any interest earned thereon.

BOARD REPRESENTATION AND SENIOR
MANAGEMENT:                      Parent's and Purchaser's initial Boards of
                                 Directors will be comprised of (i) three directors selected by WLR, (ii) three directors selected by the Non-WLR Investors, (iii) one director selected by the First-Lien Holders
                                 (other than the Non-WLR Investors), and (iv) two directors selected by mutual agreement of WLR and the Non-WLR Investors, each of whom must satisfy the relevant rules and regulations for independence and the financial literacy requirements for audit committees. The operative documents will contain additional provisions concerning the corporate governance of Parent and Purchaser, including but not limited to a shareholders agreement providing for, among other things, preemptive rights and drag-along rights with respect to corporate control transactions, all as agreed among the Investors. Parent's and Purchaser's senior management on the Closing Date will be (i) selected by WLR and (ii) reasonably acceptable to the Non-WLR Investors.

MANAGEMENT AGREEMENT:            WLR will enter into a 3-year management
                                 agreement with Purchaser for $2 million per year.

REGISTRATION RIGHTS:             On or prior to the Closing Date, Parent and
                                 Purchaser will enter into a registration rights agreement with WLR (the "WLR Registration
                                 Rights Agreement") and a registration rights agreement (the "Investor Registration Rights
                                 Agreement") with the Investors and any other person or entity holding as of the Closing more than 5% of the Units (collectively, "Registration Rights Participants").

                                 WLR Registration Rights Agreement: The WLR
                                 Registration Rights Agreement will provide that WLR will be entitled to (i) three demand registrations and (ii) unlimited piggy-back registration rights with respect to any Units owned by WLR (the "WLR Equity"). No demand for registration of its securities under the Securities Act may be made by WLR prior to the three-month anniversary of the Closing Date. The WLR Registration Rights will be applicable solely to the WLR Equity. The WLR Registration Rights Agreement will be in form and substance satisfactory to WLR and the Non-WLR Investors.


                                 Investor Registration Rights Agreement: The
                                 Investor Registration Rights Agreement will provide that (i) each Investor will be entitled to one demand registration and that the Registration Rights Participants (including the Investors), as a group, will be entitled to two additional demand registrations and (ii) each Registration Rights Participant will be entitled to unlimited piggy-back registration rights. No demand for registration may be made
                                 (i) by any Investor, prior to the three-month anniversary of the Closing Date, and (ii) by any other Registration Rights Participant, prior to the six-month anniversary of the closing of the initial registration by Parent or Purchaser, as the case may be, of its securities under the Securities Act. The demand registrations may be exercised by (i) any Investor, as to its own demand registration, and (ii) holders of at least 20% of the registrable securities, with respect to the two additional demand registrations. The Investor Registration Rights Agreement will be in form and substance satisfactory to the Investors.


                                 Shelf Registration, Etc.: In the event that a demand is made and Parent or Purchaser, as the case may be, is eligible to use Form S-3, the holder or holders making the request may specify that the registration be a "shelf registration" for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act. Any shelf registration will be kept continuously effective for a period of at least two years. The registration rights agreements will contain terms and provisions customary for transactions of this type, including customary black-out, delay, holdback and cut-back provisions. Parent or Purchaser, as the case may be, will pay all fees and expenses for any such registration, including fees and expenses of counsel for the parties, other than any underwriting discounts and commissions. In the event that a demand registration is to be an underwritten offering, the holder or holders requesting the demand registration will have the right to designate the underwriters for such offering.

CONDITIONS PRECEDENT:            The obligations of Parent and Purchaser to make
                                 the Offering and to issue the WLR Warrant, the obligations of WLR to fulfill the Equity
                                 Backstop Commitment, and the obligation of the Investors to subscribe in the Offering and provide the First Lien Direction, will be subject to the following condition precedent
                                 (the "Condition Precedent"): all conditions precedent (other than closing deliveries) to consummation of the transactions contemplated by the APA shall have been satisfied or waived by the entities entitled to the benefit of the relevant conditions.

                                 The Condition Precedent may only be waived by the written agreement of Parent, Purchaser, WLR and a majority in number of the Non-WLR Investors.

TERMINATION:                     All provisions of this Term Sheet and the
                                 Commitment Letter will terminate automatically without the act of any party hereto upon the termination of the APA, except to the extent a particular provision specifically provides otherwise.








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